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EXHIBIT 5

U S WEST, Inc.
1801 California Street
Denver, Colorado  80202

Thomas O. McGimpsey
Senior Attorney and
Assistant Secretary

May 26, 1998



USW-C, Inc.
1801 California Street
Denver, Colorado  80202

Ladies and Gentlemen:

I refer to Amendment No. 1 to the U S WEST, Inc. Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, to be filed (and adopted as its own Registration Statement in accordance with Rule 414) by USW-C, Inc. a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") on May 26, 1998. The Registration Statement covers 6,000,000 shares of Common Stock of the Company, $.01 par value per share (the "Shares") which may be issued from time to time in connection with the U S WEST Communications Group 1997 Broad-Based Stock Option Plan, to be renamed the "U S WEST 1998 Broad-Based Stock Option Plan" (the "Plan").

I have made such legal and factual examinations and inquiries as I deemed advisable for the purpose of rendering this opinion. I am familiar with the proceedings taken and proposed to be taken in connection with the authorization, issuance and sale of the Shares. Based on my examination and inquiries, it is my opinion that the Shares, upon issuance thereof in accordance with the terms of the Plan will be validly issued, fully paid, and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ THOMAS O. MCGIMPSEY

Thomas O. McGimpsey